Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland Coal Company:
We consent to the incorporation by reference in the registration statement on Form S-8 of Westmoreland Coal Company (the Company) relating to the Westmoreland Coal Company 2007 Equity Incentive Plan for Employees and Non-Employee Directors, of our reports dated March 28, 2008, with respect to the consolidated balance sheets of Westmoreland Coal Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedules I and II, and of our report dated March 28, 2008, with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Westmoreland Coal Company.
Our audit report dated March 28, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit, and a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our audit report refers to a change in the method of accounting and reporting for share-based payments effective January 1, 2006, in the method of accounting for deferred overburden removal costs effective January I, 2006, in the method of accounting for pension and other postretirement benefits effective December 31, 2006, and in the method of quantifying misstatements effective January 1, 2006. Our report also refers to a change in the method of accounting for workers compensation benefits effective January 1, 2005.
Our report dated March 28, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Westmoreland Coal Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses, as described in the following paragraphs, have been identified and included in management’s assessment as of December 31, 2007.
The Company did not maintain adequate controls for the testing, verification and review of the electronic spreadsheets that impact the Company’s financial reporting. This resulted in an ineffective review of the assumptions used and the data input into the electronic worksheets and errors in the accrual for coal reserve lease royalties. As a result, the Company’s accrual for coal reserve lease royalties contained material errors that were corrected in the restatement of the Company’s interim consolidated financial statements for the period ended June 30, 2007.
The Company did not maintain adequate controls to ensure the completeness and accuracy of the census data used to calculate the Company’s postretirement medical benefit liabilities. As a result, the Company’s postretirement medical benefit liabilities contained material errors that were corrected in the restatement of the Company’s interim consolidated financial statements for the periods ended March 31, 2007 and June 30, 2007.
The Company did not maintain policies, procedures and controls that were adequate to accounts for its Performance Unit Plan in accordance with generally accepted accounting principles for stock based compensation plans. As a result, the Company’s accrual for stock based compensation contained material errors that were corrected in the restatement of the Company’s interim consolidated financial statements for the periods ended March 31, 2007 and June 30, 2007.

KPMG LLP

Denver, Colorado
April 29, 2008